EXHIBIT 3.4

CERTIFICATE OF CONVERSION TO CORPORATION

FROM A NON-DELAWARE CORPORATION

TO A DELAWARE CORPORATION

PURSUANT TO SECTION 265 OF THE

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

This Certificate of Conversion to Corporation (the “Certificate”), dated as of December 30, 2019 is being duly executed and filed by Chase Packaging Corporation, a Texas corporation (the “Non-Delaware Corporation”) to convert the Non-Delaware Corporation to Chase Packaging Corporation, a Delaware corporation (the “Corporation”), under the General Corporation Law of the State of Delaware (8 Del. C. § 101, et. seq.).

1.) The jurisdiction where the Non-Delaware Corporation was first incorporated is Texas.

2.) The jurisdiction of the Non-Delaware Corporation immediately prior to filing this Certificate is Texas.

3.) The date the Non-Delaware Corporation first incorporated was July 10, 1996.

4.) The name of the Non-Delaware Corporation immediately prior to filing this Certificate is CHASE PACKAGING CORPORATION, a Texas corporation.

5.) The name of the Corporation as set forth in its Delaware Certificate of Incorporation filed in accordance with Section 265(b) of the General Corporation Law of the State of Delaware is CHASE PACKAGING CORPORATION.

6.) The conversion of the Non-Delaware Corporation to the Corporation shall be effective on December 30, 2019 at 11:00 a.m. Eastern time.

[Signature Page to follow]

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IN WITNESS WHEREOF, the undersigned, being duly authorized to sign on behalf of the converting Non-Delaware Corporation, has executed this Certificate as of the date first above written.

By:	/s/ Ann C W Green
Name: Ann C W Green
Title: Assistant Secretary (Principal Executive, Financial and Accounting Officer)

[Signature page: Delaware Certificate of Conversion]

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